As filed with the Securities and Exchange Commission on June 3, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KAISER ALUMINUM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3030279
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610-2831

(Address of Principal Executive Offices Including Zip Code)

Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan

(Full Title of the Plan)

John M. Donnan

Executive Vice President, Chief Administrative Officer and General Counsel

Kaiser Aluminum Corporation

27422 Portola Parkway, Suite 200

Foothill Ranch, California 92610-2831

(949) 614-1740

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	740,120	$129.555	$95,886,246.60	$10,462

(1)

Represents the number of shares of common stock, par value $0.01 per share (“Common Stock”), of Kaiser Aluminum Corporation (the “Registrant”), available pursuant to the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan (the “Plan”) being registered hereon.

(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become available pursuant to any anti-dilution provisions of the Plan.

(3)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, based upon the average of the high and low sale prices of the Common Stock on the Nasdaq Global Select Market on May 28, 2021, a date that is within five business days prior to filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants under the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (Commission File No. 001-09447), filed on February 26, 2021;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (Commission File No. 001-09447), filed on May 6, 2021;

(c)

The Registrant’s Current Reports on Form 8-K (Commission File No. 001-09447), filed on each of the following dates: January  14, 2021; March  11, 2021; April  1, 2021 (as amended on May 7, 2021) (except with respect to Item 7.01 and Exhibit 99.1, filed as an exhibit to the original Current Report on 8-K); April 13, 2021; May  11, 2021 (except with respect to Item 7.01 and Exhibit 99.1); May  12, 2021; and May 20, 2021; and

(d)

The description of the Common Stock contained in Exhibit 4.3 to the Registrant’s Annual Report on 10-K for the year ended December 31, 2019 (Commission File No. 001-09447), filed on February 25, 2020, and as amended by any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The certificate of incorporation of the Registrant limits the liability of the Registrant’s directors to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). The DCGL provides that a corporation may limit the personal liability of its directors for monetary damages for breach of that individual’s fiduciary duties as a director except for liability for any of the following: (a) a breach of the director’s duty of loyalty to the corporation or its stockholders; (b) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (c) certain unlawful payments of dividends or unlawful stock repurchases or redemptions; or (d) any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Section 145 of the DGCL generally provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The DCGL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant’s certificate of incorporation provides that the Registrant is required to indemnify its directors and officers to the fullest extent permitted or required by the DGCL, although, except with respect to certain actions, suits or proceedings to enforce rights to indemnification, a director or officer will only be indemnified with respect to any action, suit or proceeding such person initiated to the extent such action, suit or proceeding was authorized by the Registrant’s board of directors. The Registrant’s certificate of incorporation also requires the Registrant to advance expenses incurred by a director or officer in connection with the defense of any action, suit or proceeding arising out of that person’s status or service as director or officer of the Registrant or as director, officer, employee or agent of another enterprise, if serving at the Registrant’s request. In addition, the Registrant’s certificate of incorporation permits the Registrant to secure insurance to protect itself and any director, officer, employee or agent of the Registrant or any other corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss.

In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers containing provisions that obligate the Registrant to, among other things:

•

indemnify, defend and hold harmless the director or officer to the fullest extent permitted or required by Delaware law, except that, subject to certain exceptions, the director or officer will be indemnified with respect to a claim initiated by such director or officer against the Registrant or any other director or officer of the Registrant only if the Registrant has joined in or consented to the initiation of such claim;

•

advance prior to the final disposition of any indemnifiable claim any and all expenses relating to, arising out of or resulting from any indemnifiable claim paid or incurred by the director or officer or which the director or officer determines is reasonably likely to be paid or incurred by him or her; and

•

utilize commercially reasonable efforts to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage that is at least substantially comparable in scope and amount to that provided by the Registrant’s policies of directors’ and officers’ liability insurance at the time the parties enter into such indemnification agreement.

The indemnification provisions in the Registrant’s certificate of incorporation and the indemnification agreements entered into with the Registrant’s directors and officers may be sufficiently broad to permit indemnification of such directors and officers for liabilities arising under the Securities Act. The Registrant is covered by liability insurance policies which indemnify its and its subsidiaries’ directors and officers against loss arising from claims by reason of their legal liability for acts as such directors, officers, or trustees, subject to limitations and conditions as set forth in the policies.

The foregoing discussion of the Registrant’s certificate of incorporation and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation or law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number Description

4.1

Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A, filed by the Registrant on July 6, 2006, File No. 000-52105).

4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated July 2, 2008 (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q, filed by the Registrant on August 7, 2008, File No. 000-52105).

4.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated June 2, 2015 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the Registrant on June 8, 2015, File No. 000-52105).

4.4

Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company dated May 26, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the Company on May 26, 2016, File No. 001-09447).

4.5

Certificate of Designation of Series A Junior Participating Preferred Stock of Kaiser Aluminum Corporation, as filed with the Secretary of State of the State of Delaware on April 7, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the Company on April 8, 2016, File No. 001-09447).

4.6	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the Company on June 22, 2020, File No. 001-09447).

4.8

Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed by the Registrant on April 30, 2021, File No. 001-09447).

5.1*	Opinion of Counsel

23.1*	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)

23.2*	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP)

23.3*	Consent of Counsel (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature pages)

*Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foothill Ranch, State of California, on this 3rd day of June, 2021.

KAISER ALUMINUM CORPORATION

By:	/s/ Cherrie I. Tsai
Name:	Cherrie I. Tsai
Title:	Vice President, Deputy General Counsel & Corporate Secretary

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Keith A. Harvey, Neal West, John M. Donnan and Cherrie I. Tsai, or any of them, each acting alone, as the true and lawful attorney-in-fact or agent, or attorneys-in-fact or agents, for each of the undersigned, with full power of substitution and resubstitution, and in the name, place and stead of each of the undersigned, to execute and file any and all amendments, including post-effective amendments, supplements and exhibits to this Registration Statement, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary, appropriate or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Keith A. Harvey Keith A. Harvey	President and Chief Executive Officer (Principal Executive Officer)	June 3, 2021

/s/ Neal West Neal West	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 3, 2021

/s/ Jennifer S. Huey Jennifer S. Huey	Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 3, 2021

/s/ Jack A. Hockema Jack A. Hockema	Director	June 3, 2021

/s/ David Foster David Foster	Director	June 3, 2021

Leo W. Gerard	Director

/s/ Emily Liggett Emily Liggett	Director	June 3, 2021

/s/ Lauralee E. Martin Lauralee E. Martin	Director	June 3, 2021

Alfred E. Osborne, Jr., Ph.D.	Director

/s/ Teresa M. Sebastian Teresa M. Sebastian	Director	June 3, 2021

/s/ Donald J. Stebbins Donald J. Stebbins	Director	June 3, 2021

/s/ Thomas M. Van Leeuwen Thomas M. Van Leeuwen	Director	June 3, 2021

/s/ Brett E. Wilcox Brett E. Wilcox	Director	June 3, 2021